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                                                                    EXHIBIT 99.1

PRESS RELEASE

SOURCE: iXL

INVESTORS PURCHASE STAKE IN iXL

ATLANTA, April 3/PRNewswire/ -- iXL (Nasdaq: IIXL - news) announced that several key investors purchased 15,875,000 restricted shares of iXL common stock. The stock purchase was completed on March 30, 2001, subject to certain conditions. The investment became final on April 2, 2001.

Investors include William H. Goodwin, Jr., Chairman of CCA Industries, Inc.; Dan Simon, President of KJ Investment, L.L.C.; and certain principals of Kelso & Company, iXL's largest investor. Two of these Kelso principals, Frank K. Bynum, Jr. and Thomas R. Wall, IV, are members of iXL's Board of Directors.

"This equity infusion is a vote of confidence in iXL's people, our management and the strategic direction of the company," said iXL Chairman U. Bertram Ellis, Jr. "Our largest core owners are increasing their equity positions in iXL, and we are attracting prominent new investors such as Bill Goodwin and Dan Simon."

"It's clear that iXL will be a survivor in this industry," said iXL President and Chief Executive Officer Christopher M. Formant. "While the viability of some of our competitors appears to be an open question, iXL has a strong base of blue-chip clients, a powerful go-to-market strategy and positive momentum to aggressively pursue business."

About iXL

iXL is an industry-focused global consulting and services company. iXL solves fundamental business issues by digitizing and integrating our clients' sales, customer service, training, production and distribution processes to facilitate interactions with all customers, employees and suppliers across all channels. iXL has done this successfully for some of the world's leading companies, including AIG, BellSouth, British Airways, Chase, CitiCorp, The Coca-Cola Company, Delta Air Lines, DuPont, FedEx, First Union, Fleet, GE and LloydsTSB via its Enterprise, Travel/Transportation, Financial Services and Retail/Consumer Packaged Goods groups. For more information, visit www.ixl.com.

Forward Looking Statements

This release contains certain forward-looking statements regarding iXL, including statements about its operations, prospects and expectations about future financial results. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include the ability to complete the anticipated transactions on acceptable terms, the ability to implement the strategies outlined above, the demand for iXL's services, iXL's ability to obtain additional projects with existing or new clients, iXL's ability to provide services to existing and new clients, the sufficiency of iXL's sales and marketing teams, future growth, absence of long-term contracts with clients, key management and employee retention, competition, technological advances, and other factors identified in iXL's filings with the Securities and Exchange Commission, including but not limited to the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC.